SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”), effective as of the last date set forth below (“Effective Date”), is made by and between Facebook, Inc., a Delaware corporation, having a place of business at 1601 Willow Road, Menlo Park, California 94025 (“Facebook”), and Vringo, Inc., a Delaware corporation, having a place of business at 44 West 28th Street, Suite 1414, New York, NY 10001 (“Vringo”), referred to collectively as the “Parties” or individually as a “Party.”

Factual Background

A.           Facebook is the owner of the name and mark FACEBOOK appearing alone and in conjunction with other words and designs (the “FACEBOOK Marks”), as used on its website, www.facebook.com, and in connection with the goods and services set forth in its numerous trademark registrations and applications for FACEBOOK worldwide, including but not limited to United States Registrations Nos. 30413791, 3122052, 3734637, 3814888, 3801147, 3881770 and United States Serial Nos. 85/121,339, 85/147,879, 85/147,898, 85/147,910, 85/147,930, 85/147,937, 85/147,950 and 85/147,955.

B.           Vringo has applied for the trademark FACETONES (U.S. Serial No. 85/267,738) in the United States for coverage in International Classes 09 and 38:

•           Computer application software for mobile devices, namely, software for importing a user's digital images from social networking and other sites, automatically creating a slideshow, and using the slide show as a video ringtone in Class 09;

•           Telecommunication services, namely, transmission of voice, data, graphics, images, audio and video by means of telecommunications networks, wireless communication networks, and the Internet in Class 38; and

C.           Vringo owns the domain name <facetones.com>.

D.           Vringo uses the FACETONES mark and domain name <facetones.com> in connection with goods and services that cause photographs of the faces corresponding to a mobile device user’s contacts to appear on the user’s mobile device, for purposes of alerting the user to an incoming call or message from a particular contact and/or identifying the caller or messager (hereinafter the “FACETONES Mark”).

E.           The Parties wish to clarify the extent of use of Vringo’s FACETONES Mark, and the Parties desire to resolve the pending dispute and avoid future disputes between the Parties regarding Vringo’s FACETONES Mark, and to avoid any likelihood of confusion as to the source of the Parties’ goods and services and any perception of authorization by, or affiliation between the Parties.

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Now, Therefore, in exchange for the valuable consideration, promises, mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and in order amicably to resolve this dispute and prevent any possibility of confusion between the Parties’ respective marks and trade names, and intending to be legally bound hereby, the Parties agree as follows:

1.          Vringo acknowledges Facebook’s ownership rights in the trademark FACEBOOK and agrees not to object, oppose, cancel or otherwise interfere with any existing or future applications or registrations owned by Facebook for its FACEBOOK Marks, except that Vringo reserves all rights with respect to any existing or future applications or registrations owned by Facebook that include the word “Facebook” together with the word “tone” or “tones”.

2.          Within five (5) days of the Effective Date of this Agreement, Vringo shall amend its Class 09 description for its FACETONES U.S. trademark application, Serial Number 85/267,738, to “Computer application software for mobile devices, namely, software for importing a user's digital images including images of a user's face or a user's friends' faces from websites, automatically creating a slideshow, and using the slide show as a video ringtone.”

3.          Within sixty (60) days of the Effective Date of this Agreement, Vringo shall remove from all promotional, marketing, and advertising materials for Vringo or its goods or services all use of the term “social ringtone” and/or references to FACEBOOK as the exclusive online platform or website that integrates with FACETONES.

4.          Except as set forth in paragraph B above, Vringo warrants and represents that it does not own and has not filed or caused to be filed any applications for registration of the FACETONES mark or any mark incorporating the word FACE and TONES or any similar mark.

5.          Vringo agrees that all future filing for the FACETONES mark or any mark incorporating the word FACE and TONES will be limited to:

(i)	“Computer application software for mobile devices, namely, software for importing a user's digital images including images of a user's face or a user's friends' faces from websites, automatically creating a slideshow, and using the slide show as a video ringtone” in Class 09;

(ii)	“Telecommunication services for mobile devices for importing a user’s digital images including images of a user’s face or a user’s friends’ faces from websites, automatically creating a slideshow, and using the slide show as a video ringtone” in class 38; or

(iii)	such other recitation as is approved in writing by Facebook’s counsel listed in Paragraph 26 below, which approval shall not be unreasonably withheld, delayed or denied.

6.          Vringo agrees to the following limitations on its use of the FACETONES Mark:

(i)	Vringo’s use of the FACETONES Mark will be limited to video ringtone goods and services, and any promotional merchandise and advertisements directly related thereto;

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(ii)	The goods and services offered under the FACETONES will always be promoted and described so that it is clear that “face” is being used descriptively to describe pictures of a user’s and a user’s friends’ faces and not to refer to Facebook;

(iii)	The FACETONES mark shall not be displayed using the stylization and/or any likeliness of the Facebook brand, including but not limited to lower-case, or in blue, or in a white and blue combination.

(iv)	The FACETONES Mark shall not be used as a name for an online network. For the avoidance of doubt, the FACETONES Mark may be integrated with other online networks, platforms and/or websites as described in Paragraph 7 below.

7.          Vringo may describe the FACETONES goods and services as integrated with Facebook provided that such description is fair and accurate, and complies with Facebook’s Terms of Use, and provided that, within sixty (60) days of the Effective Date of this Agreement, all such descriptions do not suggest the goods and services are exclusively integrated with Facebook. For example, within sixty (60) days of the Effective Date of this Agreement, any reference by Vringo to FACEBOOK in describing Vringo’s goods and services must also identify other online platforms or websites with which FACETONES is integrated so that it is clear to the consumers that FACETONES is not exclusively integrated with Facebook. Nothing in this Agreement modifies or supersedes the terms that govern Vringo’s use of the Facebook service, including the Facebook Platform.

8.          So long as there is no actual consumer confusion between Facebook and Vringo or the goods or services provided under the FACETONES Mark, Facebook agrees not to challenge Vringo’s use or registration of the FACETONES Mark in connection with video ringtone goods and services provided that Vringo complies with the restrictions set forth in this Agreement. Facebook specifically reserves the right to oppose, or challenge in any way, any other marks which Vringo may adopt or seek to secure, including any other mark incorporating the term FACE.

9.          Facebook acknowledges that, as of the Effective Date of this Agreement, Facebook’s counsel has not learned of any instances of actual confusion of consumers as to perceptions of connection, association or affiliation between Facebook and Vringo or the video ringtone goods and services offered under the FACETONES mark. Facebook has not performed a search of its business records for any such instances of confusion. In the event that either Party learns of any instances of actual confusion of consumers as to perceptions of connection, association or affiliation between Facebook and Vringo or the video ringtone goods and services offered under the FACETONES mark, it shall notify the other Party thereof promptly and in writing. With respect to the first, second, third, and fourth instance of actual confusion or association, Vringo shall have ten (10) days to take corrective and mitigating efforts to Facebook’s reasonable satisfaction.

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10.         In the event that Vringo does not cure an instance of confusion or association to Facebook’s reasonable satisfaction, or in the event of a fifth instance of actual confusion or association, this Agreement shall be no bar to any trademark enforcement efforts deemed appropriate by Facebook at its sole discretion, including, but not limited to, cancellation proceedings before the TTAB, and court action for infringement and/or dilution, including injunctive relief.

11.         The provisions of this Agreement are confidential, and the Parties agree not to disseminate or disclose to any other person or entity any of the terms and conditions of the Agreement. Notwithstanding the foregoing, (1) the Parties may publicly disclose (including, without limitation, in an 8K or other disclosure document) that there was a dispute regarding the FACETONES Mark, that the dispute has been resolved to the satisfaction of all the Parties, and that there is an agreement in place between the Parties regarding Vringo’s use of the FACETONES Mark and (2) the Parties shall be permitted to disclose confidentially the terms and conditions of this Agreement to their respective officers, directors, employees, attorneys, auditors and insurers, or as otherwise required by law in the conduct of their respective businesses.

12.         Each Party hereto shall be solely responsible for its own legal expenses and costs in connection with this Agreement, including the negotiation, execution, and performance of this Agreement.

13.         Both Parties have participated in the negotiation and preparation of this Agreement. Therefore this Agreement shall be construed in a fair and objective manner, and not strictly for or against either Party.

14.         This Agreement shall be construed under the laws of the State of California without respect to choice of law principles. The Parties further agree that jurisdiction and venue shall be in the jurisdiction and venue of the non-moving party (i.e., Northern District of California if Facebook is the non-moving party and New York if Vringo is the non-moving party). The Parties waive any objection to such jurisdiction or venue.

15.         Nothing in this Agreement will be construed so as to impair any legal or equitable right of any Party hereto to enforce any of the terms of the Agreement by any means, including without limitation, an action for damages or a suit to obtain specific performance of any or all of the terms of the Agreement. The Parties acknowledge that a breach hereof will cause such injury as U.S. federal law and the laws of the State of California recognize as immediate and irreparable and that preliminary and permanent injunctive relief would be appropriate in the event such a breach is established.

16.         The Parties to this Agreement acknowledge that they have had the opportunity to seek legal counsel and are represented by counsel concerning the matters resolved by the Agreement and the Agreement itself.

17.         The Agreement is binding upon and shall inure to the benefit of each Party to this Agreement and their respective officers, directors, investors, employees, agents, subsidiaries, parent corporations, affiliated companies, licensees, predecessors, successors, assigns, and heirs.

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18.         This Agreement is not assignable without Facebook’s written approval and consent which shall not be unreasonably withheld.

19.         Each person signing this Agreement represents and warrants that he or she has full legal authority to sign this Agreement on behalf of the Party for which he or she purports to act.

20.         The provisions of this Agreement shall be effective worldwide.

21.         There shall be no amendments, modifications or supplements to this Agreement unless any such amendments, modifications or supplements are in writing and signed by both Parties to this Agreement. This provision cannot be waived or otherwise rendered unenforceable except by a written document signed by both Parties to this Agreement.

22.         This Agreement constitutes the entire agreement between the Parties with regard to the subject matter set forth herein and supersedes all prior and contemporaneous agreements, understandings, and representations between the Parties, oral or written, concerning the subject matter hereof. No representation, promise, condition, inducement or statement of intention, express or implied, that is not set forth in this Agreement has been made by any Party concerning such subject matter. No Party has relied upon any representation, promise, condition, inducement or statement of intention, express or implied, that is not set forth in this Agreement concerning such subject matter, and no Party shall be bound by any purported representation, promise, condition, inducement or statement of intention, express or implied, that is not set forth in this Agreement concerning such subject matter.

23.         The invalidity of any paragraph herein, or any part hereof, shall not render the balance of the Agreement invalid. Any paragraph, or part thereof, which is determined to be invalid shall be severed from the Agreement and the remainder of the Agreement shall continue in full force and effect.

24.         The failure of any Party at any time or times to demand strict performance by the other Parties of any of the terms or conditions of the Agreement shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of such terms and conditions.

25.         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.

26.         All notices and other written communications relating to this Agreement shall be in writing and shall be deemed to be fully given and received if sent by Federal Express or registered mail, postage prepaid, to the respective Parties' attorneys at the following addresses:

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to Vringo, Inc.:

Andrew Perlman

Vringo, Inc.

44 West 28th Street

Suite 1414 New York

New York 10001

andrew.perlman@vringo.com

With a copy to:

Oliver Herzfeld

Joseph, Herzfeld, Hester & Kirschenbaum
233 Broadway Fl 5
New York, NY 10279-0599

Phone: 917-940-5399

E-mail: oherzfeld@gmail.com

to Facebook:

Anne H. Peck

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Phone: (650) 843-5096

E-mail: peckah@cooley.com

If sent by registered mail, the notice shall also be sent by e-mail. Either Party hereto may change its address for the purposes of this Agreement by giving the other Party written notice of its new address.

WHEREFORE, the Parties hereto have caused this Agreement to be executed.

Facebook, Inc.	Vringo, Inc.

By: /s/ Kathleen E. Johnston	By: /s/ Andrew Perlman

Name: Kathleen E. Johnston	Name: Andrew Perlman
Title: IP Counsel	Title: President
Date: February 9, 2012	Date: February 9, 2012

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